Exhibit 99.1
FOR IMMEDIATE RELEASE:
Tuesday, January 20, 2009
COMMERCE BANCSHARES, INC. REPORTS FOURTH
QUARTER EARNINGS PER SHARE OF $.58
     Commerce Bancshares, Inc. announced earnings of $.58 per share for the three months ended December 31, 2008 compared to $.58 in the fourth quarter of last year. Net income for the fourth quarter of 2008 amounted to $43.8 million compared to $43.7 million in the fourth quarter of last year.
     For the year ended December 31, 2008, earnings per share totaled $2.48 compared to $2.69 in 2007, a decrease of 7.8%. Net income amounted to $188.7 million in 2008 compared with $206.7 million in 2007. For the year, the return on average assets was 1.15%, and the return on average equity was 11.83%. At year end, the Tier I leverage ratio was 9.06% compared to 8.76% a year earlier.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “Our key objective last year was to navigate through the deteriorating economy and severe dislocations in the financial markets while continuing our long-term plan to build our franchise. In the face of these challenges, we strengthened our balance sheet while maintaining strong capital and excellent liquidity. This quarter we were pleased to report 14% growth in net interest income over the same quarter last year, driven by lower funding costs coupled with growth in earning assets. Also, while the effects of this difficult economy constrained growth in non-interest income, the Company still generated over $85 million of fee income representing 35% of total revenue. Non-interest expense also remained controlled.”
     Mr. Kemper continued, “During the quarter we increased our allowance for loan losses by $16.6 million to $172.6 million. This allowance now represents 237% of total non-accrual loans and 1.53% of outstanding loans. Non-performing assets, consisting of non-accrual loans and foreclosed property, grew this quarter from $46.2 million to $79.1 million. The increase in non-performing assets this quarter was mainly the result of placing one large residential construction loan relationship within our geographical footprint on non-accrual status. We expect continuing weak economic conditions and deteriorating credit in 2009.”
     Total assets at December 31, 2008 were $17.5 billion, total loans were $11.6 billion, and total deposits were $12.9 billion. During the fourth quarter the Company sold $369 million par value of auction rate securities in exchange for government guaranteed student loans and recorded a pre-tax gain of $7.9 million. Pre-tax impairment charges of $9.0 million were also taken on certain other loans held for sale. Also during the quarter, net loan charge-offs totaled $24.7 million, up from $18.7 million in the previous quarter, with 63% of these loan losses related to non-residential consumer loan products.

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity investment activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	9/30/08	12/31/08	12/31/07
Non-Accrual Loans	$41,600	$72,896	$19,739
Foreclosed Real Estate	$4,622	$6,181	$13,678
Total Non-Performing Assets	$46,222	$79,077	$33,417
Non-Performing Assets to Loans	.42%	.70%	.32%
Non-Performing Assets to Total Assets	.27%	.45%	.21%

Loans 90 Days & Over Past Due – Still Accruing	$31,878	$39,964	$20,886

     The financial news release, including management’s discussion of fourth quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(Unaudited)	2008	2008	2007	2008	2007

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$151,564	$156,289	$137,467	$592,739	$538,072
Taxable equivalent net interest income	154,423	160,133	139,651	604,083	546,841
Non-interest income	95,593	85,226	98,101	375,712	371,581
Investment securities gains, net	1,149	4,814	3,270	30,294	8,234
Provision for loan losses	29,567	41,333	14,062	108,900	42,732
Non-interest expense	184,532	143,403	162,897	616,113	574,758
Net income	24,673	43,836	43,692	188,655	206,660
Cash dividends	18,018	18,052	17,104	72,055	68,915
Net total loan charge-offs	18,734	24,745	14,064	69,867	42,733
Business charge-offs	1,775	2,099	1,847	4,414	4,393
Real estate — construction and land charge-offs	1,217	4,021	537	6,215	2,012
Real estate — business charge-offs	257	978	768	2,176	1,075
Consumer credit card charge-offs	8,314	8,674	6,606	31,516	23,698
Consumer charge-offs	6,060	6,901	3,542	21,447	9,538
Home equity charge-offs	208	91	205	429	446
Real estate — personal charge-offs	182	1,358	14	1,714	139
Overdraft charge-offs	721	623	545	1,956	1,432
Per share:
Net income — basic	$0.32	$0.58	$0.58	$2.50	$2.72
Net income — diluted	$0.32	$0.58	$0.58	$2.48	$2.69
Cash dividends	$0.238	$0.238	$0.227	$0.952	$0.907
Diluted wtd. average shares o/s	76,172	76,293	76,106	76,136	76,848

RATIOS
Average loans to deposits (1)	93.29%	91.09%	89.76%	92.11%	88.49%
Return on total average assets	0.60%	1.04%	1.09%	1.15%	1.33%
Return on total average stockholders’ equity	6.07%	10.84%	11.46%	11.83%	14.00%
Non-interest income to revenue (2)	38.68%	35.29%	41.64%	38.80%	40.85%
Efficiency ratio (3)	74.23%	58.90%	68.67%	63.16%	62.72%

AT PERIOD END
Book value per share based on total stockholders’ equity	$21.12	$20.80	$20.26
Market value per share	$44.19	$43.95	$42.72
Allowance for loan losses as a percentage of loans	1.42%	1.53%	1.26%
Tier I leverage ratio	9.11%	9.06%	8.76%
Common shares outstanding	75,701,500	75,790,948	75,385,536
Shareholders of record	4,487	4,512	4,581
Number of bank/ATM locations	367	368	354
Full-time equivalent employees	5,202	5,217	5,083

		Dec. 31	Dec. 31
OTHER YTD INFORMATION		2008	2007

High market value per share		$52.86	$46.05
Low market value per share		$34.76	$39.26

(1)	Includes loans held for sale

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

All share and per share amounts have been restated to reflect the 5% stock distributed December 2008.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(In thousands, except per share data)	2008	2008	2007	2008	2007

INTEREST INCOME
Interest and fees on loans	$161,816	$157,684	$185,844	$654,845	$734,986
Interest and fees on loans held for sale	3,774	3,654	4,626	14,968	21,940
Interest on investment securities	41,749	47,595	40,494	171,551	153,294
Interest on federal funds sold and securities purchased under agreements to resell	2,125	497	5,788	8,287	25,881
Interest on deposits with banks	—	198	—	198	—

Total interest income	209,464	209,628	236,752	849,849	936,101

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	14,802	11,364	27,472	61,133	116,094
Time open and C.D.’s of less than $100,000	16,128	15,467	28,180	77,322	110,957
Time open and C.D.’s of $100,000 and over	11,542	12,937	18,448	55,665	73,739
Interest on other borrowings	15,428	13,571	25,185	62,990	97,239

Total interest expense	57,900	53,339	99,285	257,110	398,029

Net interest income	151,564	156,289	137,467	592,739	538,072
Provision for loan losses	29,567	41,333	14,062	108,900	42,732

Net interest income after provision for loan losses	121,997	114,956	123,405	483,839	495,340

NON-INTEREST INCOME
Deposit account charges and other fees	27,854	27,172	30,610	110,361	117,350
Bank card transaction fees	29,317	28,843	28,266	113,862	103,613
Trust fees	20,518	19,377	20,392	80,294	78,840
Trading account profits and commissions	2,604	4,317	3,172	14,268	8,647
Consumer brokerage services	3,439	3,294	3,014	13,553	12,445
Loan fees and sales	1,594	(7,297)	1,919	(2,413)	8,835
Other	10,267	9,520	10,728	45,787	41,851

Total non-interest income	95,593	85,226	98,101	375,712	371,581

INVESTMENT SECURITIES GAINS, NET	1,149	4,814	3,270	30,294	8,234

NON-INTEREST EXPENSE
Salaries and employee benefits	83,766	83,589	78,433	333,612	308,768
Net occupancy	11,861	11,582	11,584	46,317	45,789
Equipment	6,122	6,296	6,246	24,569	24,121
Supplies and communication	9,276	8,790	8,524	35,335	34,162
Data processing and software	14,229	14,436	13,685	56,387	50,342
Marketing	4,926	4,334	4,247	19,994	18,199
Loss on purchase of auction rate securities	32,967	—	—	33,266	—
Indemnification obligation	2,879	(3,690)	20,951	(9,619)	20,951
Other	18,506	18,066	19,227	76,252	72,426

Total non-interest expense	184,532	143,403	162,897	616,113	574,758

Income before income taxes	34,207	61,593	61,879	273,732	300,397
Less income taxes	9,534	17,757	18,187	85,077	93,737

NET INCOME	$24,673	$43,836	$43,692	$188,655	$206,660

Net income per share — basic	$0.32	$0.58	$0.58	$2.50	$2.72

Net income per share — diluted	$0.32	$0.58	$0.58	$2.48	$2.69

Cash dividends per common share	$0.238	$0.238	$0.227	$0.952	$0.907

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	Sept. 30	Dec. 31	Dec. 31
(In thousands)	2008	2008	2007
ASSETS
Loans	$10,985,789	$11,283,246	$10,605,368
Allowance for loan losses	(156,031)	(172,619)	(133,586)

Net loans	10,829,758	11,110,627	10,471,782

Loans held for sale	392,697	361,298	235,896
Investment securities:
Available for sale	3,659,488	3,630,753	3,165,020
Trading	12,353	9,463	26,478
Non-marketable	153,423	139,900	105,517

Total investment securities	3,825,264	3,780,116	3,297,015

Federal funds sold and securities purchased under agreements to resell	457,295	169,475	655,165
Interest earning deposits with banks	—	638,158	—
Cash and due from banks	496,970	491,723	673,081
Land, buildings and equipment — net	409,676	411,168	406,249
Goodwill	125,585	125,585	124,570
Other intangible assets — net	18,299	17,191	21,413
Other assets	397,856	427,106	319,660

Total assets	$16,953,400	$17,532,447	$16,204,831

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,187,334	$1,375,000	$1,413,849
Savings, interest checking and money market	7,451,845	7,610,306	7,155,366
Time open and C.D.’s of less than $100,000	2,018,444	2,067,266	2,374,782
Time open and C.D.’s of $100,000 and over	1,654,464	1,842,161	1,607,555

Total deposits	12,312,087	12,894,733	12,551,552
Federal funds purchased and securities sold under agreements to repurchase	1,559,975	1,026,537	1,239,219
Other borrowings	1,250,510	1,747,781	583,639
Other liabilities	232,217	286,764	302,735

Total liabilities	15,354,789	15,955,815	14,677,145

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	360,935	379,505	359,694
Capital surplus	482,441	621,458	475,220
Retained earnings	760,145	633,159	669,142
Treasury stock	(161)	(761)	(2,477)
Accumulated other comprehensive income (loss)	(4,749)	(56,729)	26,107

Total stockholders’ equity	1,598,611	1,576,632	1,527,686

Total liabilities and stockholders’ equity	$16,953,400	$17,532,447	$16,204,831

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(Dollars in thousands)	2008	2008	2007	2008	2007

Loans:
Business	$3,473,797	$3,389,273	$3,212,440	$3,478,927	$3,110,386
Real estate — construction and land	698,420	723,558	677,651	701,519	671,986
Real estate — business	2,324,683	2,285,336	2,222,816	2,281,664	2,204,041
Real estate — personal	1,508,736	1,543,282	1,541,861	1,522,172	1,521,066
Consumer	1,717,075	1,669,607	1,642,600	1,674,497	1,558,302
Student	—	54,534	—	13,708	—
Home equity	479,025	494,217	454,781	474,635	443,748
Consumer credit card	790,303	770,213	712,312	776,810	665,964
Overdrafts	12,381	10,553	17,152	11,926	13,823

Total loans	11,004,420	10,940,573	10,481,613	10,935,858	10,189,316

Loans held for sale	352,283	393,029	289,192	347,441	321,916
Investment securities (excluding unrealized gains and losses):
Available for sale	3,352,799	3,720,966	3,310,548	3,446,742	3,254,467
Trading	23,278	19,923	29,897	28,840	22,321
Non-marketable	144,476	150,290	102,951	133,996	92,251

Total investment securities	3,520,553	3,891,179	3,443,396	3,609,578	3,369,039

Federal funds sold and securities purchased under agreements to resell	419,628	369,374	537,859	425,273	527,304
Interest earning deposits with banks	—	185,665	—	46,670	—

Total interest earning assets	15,296,884	15,779,820	14,752,060	15,364,820	14,407,575

Total assets	16,387,099	16,794,456	15,894,020	16,454,333	15,480,327

Deposits:
Non-interest bearing deposits	668,191	691,058	660,310	670,118	647,888
Interest bearing deposits:
Savings	410,201	402,130	375,974	400,948	392,942
Interest checking	185,984	208,817	207,536	195,858	194,555
Money market	7,312,621	7,300,157	6,864,403	7,204,267	6,802,388
Time open & C.D.’s of less than $100,000	2,041,276	2,052,594	2,391,787	2,149,119	2,359,386
Time open & C.D.’s of $100,000 and over	1,554,804	1,787,116	1,499,654	1,629,500	1,480,856

Total interest bearing deposits	11,504,886	11,750,814	11,339,354	11,579,692	11,230,127

Total deposits	12,173,077	12,441,872	11,999,664	12,249,810	11,878,015

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,368,050	1,081,946	1,720,651	1,373,625	1,696,613
Other borrowings	1,103,224	1,534,214	492,214	1,092,746	292,446

Total borrowings	2,471,274	2,616,160	2,212,865	2,466,371	1,989,059

Total interest bearing liabilities	13,976,160	14,366,974	13,552,219	14,046,063	13,219,186
Total stockholders’ equity	1,616,468	1,608,995	1,512,857	1,594,941	1,476,403

Net yield on interest earning assets (tax-equivalent basis)	4.02%	4.04%	3.76%	3.93%	3.80%

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2008
For the quarter ended December 31, 2008, net income amounted to $43.8 million, an increase of $19.2 million over the previous quarter and a slight increase over the same quarter last year. For the current quarter, the return on average assets was 1.04%, the return on average equity was 10.8%, and the efficiency ratio was 58.9%. The current quarter included a pre-tax gain of $7.9 million on the sale of $369 million par value auction rate securities (ARS) for which the Company received federally guaranteed student loans in exchange. The Company also recorded an impairment charge of $9.0 million related to certain other held for sale loans. Additionally, the Company increased its allowance for loan losses by $16.6 million this quarter. The 3rd quarter of 2008 included a pre-tax loss of $33.0 million as a result of the Company’s purchase of ARS from its customers.
Balance Sheet Review
During the 4th quarter of 2008, average loans, excluding loans held for sale, decreased $63.8 million, or .6%, compared to the previous quarter. Also, average loans increased $459.0 million, or 4.4%, this quarter compared to the same period last year. During the quarter, the Company reclassified certain loans collateralized by land to either construction or personal real estate loans. The effect of this change was to increase average construction and personal real estate loans by $53 million and $48 million, respectively, and decrease average business, consumer and business real estate loans by $19 million, $10 million and $72 million, respectively. Exclusive of this change, most loan products experienced declines in average balances, except for business real estate and home equity loans.
As mentioned above, in December 2008 the Company acquired $368 million of federally guaranteed student loans from a student loan agency in exchange for certain ARS acquired by the Company in the previous quarter, and owed by that agency. The loans, which have an average estimated life of approximately 7 years, were recorded at fair value which resulted in a discount from the face amount of approximately 2.5%. A gain on the sale of the ARS of $7.9 million was also recognized. The Company also maintains agreements with various entities to purchase certain loans which are held for sale. Due to uncertainties surrounding some of these entities’ ability to fulfill these contracts in the future, the Company adjusted loans totaling $206.1 million to fair value and recorded impairment charges of $9.0 million in the current quarter.
Available for sale investment securities (excluding fair value adjustments) increased on average by $368.2 million to $3.7 billion this quarter compared with the previous quarter. The majority of this increase was the result of purchases of ARS near the end of the 3rd quarter of approximately $540 million par value. As noted above, $369 million of these securities were sold in December 2008. During the current quarter, maturities and principal pay-downs of securities totaled $147.8 million, while the Company reinvested $306.2 million in mortgage-backed securities, $116.5 million in corporate securities, $60.4 million in U.S. treasury and agency securities, and $33.9 million in other asset-backed securities.
Total average deposits increased $268.8 million, or 2.2%, during the 4th quarter of 2008 compared to the previous quarter, and increased $442.2 million, or 3.7%, compared to the 4th quarter of 2007. Compared to the previous quarter, the increase in average deposits resulted mainly from increases in certificates of deposit ($243.6 million), and non-interest bearing demand deposits ($22.9 million). The average loans to deposits ratio in the current quarter was 91.1%, compared to 93.3% in the previous quarter.
During the current quarter, the Company’s average borrowings increased $144.9 million compared to the previous quarter. This overall increase was mainly due to increases in funding from the Federal Home Loan Bank of $150.7 million and the Federal Reserve’s Term Auction Facility (TAF) of $280.4 million, but was partly offset by lower average borrowings of federal funds purchased and repurchase agreements of $286.1 million.
Net Interest Income
Net interest income in the 4th quarter of 2008 amounted to $156.3 million, an increase of $4.7 million, or 3.1%, compared with the previous quarter and an increase of $18.8 million, or 13.7%, compared to the 4th quarter of last year. During the 4th quarter of 2008, the net yield on earning assets (tax equivalent) was 4.04%, compared with 4.02% in the previous quarter and 3.76% in the same period last year.
The increase of $4.7 million in net interest income in the 4th quarter of 2008 over the previous quarter was primarily the result of lower rates paid on deposits and other borrowings, coupled with higher average investment securities balances and higher rates earned on these securities. Interest income on loans (tax equivalent) decreased by $4.1 million this quarter, due to lower average balances of overall loans coupled with lower loan rates, which have re-priced quickly this quarter given the recent Federal Reserve actions to lower rates. Interest income on investment securities increased $6.8 million (tax equivalent) as a result of higher average balances of municipal, corporate and mortgage-backed investments coupled with higher rates earned mainly on mortgage-backed securities.
Interest expense on deposits declined $2.7 million in the 4th quarter of 2008 compared with the previous quarter as a result of lower rates paid on all deposit products, but was partly offset by growth in average certificates of deposit balances. Interest expense on borrowings decreased $1.9 million due to significantly lower rates on the TAF debt, even though there were higher balances outstanding for Federal Home Loan Bank advances and borrowings under the TAF.
The overall tax equivalent yield on interest earning assets in the 4th quarter decreased 14 basis points from the previous quarter to 5.38%, while the overall cost of interest bearing liabilities decreased 17 basis points to 1.48%.
Non-Interest Income
For the 4th quarter of 2008, total non-interest income amounted to $85.2 million, a decrease of $12.9 million, or 13.1%, compared to $98.1 million in the same period last

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2008
year. Also, 4th quarter non-interest income declined $10.4 million, or 10.8%, compared to $95.6 million recorded in the previous quarter. The decline in non-interest income from the 4th quarter of 2007 resulted mainly from lower deposit and trust fee income, coupled with a $9.0 million impairment charge taken on certain held for sale loans mentioned above. Bank card fees for the quarter increased 2.0% over the 4th quarter of last year, primarily due to growth in fees earned on corporate card transactions, which grew by 27.7%, but were negatively impacted by lower retail sales this quarter affecting both merchant and credit card fees. Trust fees for the quarter decreased 5.0% from the same period last year and reflected the impact that lower markets have had on trust assets. Deposit account fees declined 11.2% from the same period last year as a result of an 18.7% decline in overdraft fee income, which was partly offset by growth in corporate cash management fees of 12.5%. Bond trading income for the current quarter totaled $4.3 million, an increase of 36.1% over the same period last year, and brokerage fee income increased 9.3%.
Investment Securities Gains and Losses
Net securities gains amounted to $4.8 million in the 4th quarter of 2008, compared to net gains of $1.1 million in the previous quarter and net gains of $3.3 million in the same quarter last year. Net gains in the current quarter included a $7.9 million gain on ARS sold in December, as mentioned above, partly offset by losses of $2.9 million relating to fair value adjustments on certain of the Company’s private equity investments. Minority interest amounts related to these fair value adjustments (recorded as a reduction to non-interest expense) totaled $304 thousand.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $143.4 million, a decrease of $19.5 million compared with amounts recorded in the same period last year. Included in non-interest expense in the current quarter was a net reduction of $3.7 million in certain Visa, Inc. (Visa) indemnification costs, compared to indemnification costs of $21.0 million for Visa obligations in the 4th quarter of 2007. Exclusive of these items, non-interest expense in the current quarter grew 3.6% compared to the same period last year. Compared to the 4th quarter of last year, salaries and benefits expense increased $5.2 million, or 6.6%, resulting mainly from increased staffing, related to several growth initiatives, and higher medical costs. Full-time equivalent employees totaled 5,217 and 5,083 at December 31, 2008 and 2007, respectively.
Compared with the 4th quarter of last year, occupancy and equipment costs were virtually unchanged, while supplies and communication expense and marketing costs increased 3.1% and 2.0% respectively. Data processing and software costs increased 5.5% when compared to the same quarter last year as a result of higher costs for new software and servicing systems, coupled with bank card processing costs which increased in relation to higher bank card revenues.
Income Taxes
The effective tax rate for the Company was 28.8% for the current quarter, compared with 27.9% in the previous quarter and 29.4% in the 4th quarter of 2007.
Credit Quality
Net loan charge-offs for the 4th quarter of 2008 amounted to $24.7 million, compared with $18.7 million in the prior quarter and $14.1 million in the 4th quarter of last year. The increase in net charge-offs in the 4th quarter of 2008 compared to the previous quarter was mainly the result of continued higher consumer and credit card loan losses, which totaled $15.6 million for the quarter, higher losses on construction loans, which increased by $2.8 million over the previous quarter, and an increase in personal real estate loan losses. Combined net loan charge-offs for business, business real estate and construction loans totaled $7.1 million for the quarter compared to $3.2 million in the same quarter last year. The ratio of annualized net loan charge-offs to total average loans was .90% in the current quarter compared to .68% in the previous quarter.
For the 4th quarter of 2008, annualized net charge-offs on average consumer credit card loans increased to 4.48%, compared with 4.19% in the previous quarter and 3.68% in the same period last year. Consumer loan net charge-offs for the quarter amounted to 1.64% of average consumer loans, compared to 1.40% in the previous quarter and .86% in the same quarter last year. The provision for loan losses for the quarter totaled $41.3 million, and was $11.8 million higher than the previous quarter and $27.3 million higher than the 4th quarter of 2007. Higher levels of consumer losses coupled with growth in the Company’s loan watch list were the main reasons for the higher provision levels, as the Company increased the allowance for loan losses this quarter by $16.6 million. The allowance for loan losses at December 31, 2008 amounted to $172.6 million, or 1.53% of total loans, excluding loans held for sale, and was 237% of total non-accrual loans.
Total non-performing assets amounted to $79.1 million, an increase of $32.9 million over the previous quarter, and represented .70% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($72.9 million) and foreclosed real estate ($6.2 million). The increase in non-performing assets was mainly the result of placing a $19.9 million residential construction loan relationship within our market on non-accrual status. Loans past due more than 90 days and still accruing interest totaled $40.0 million at December 31, 2008.
Other
The Company’s purchases of treasury stock during the current quarter were not significant.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.